Exhibit 99.3

RARE ELEMENT RESOURCES LTD.

UP TO 129,033,678 COMMON SHARES
ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS
TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,
ON MARCH 4, 2026, SUBJECT TO EXTENSION UNTIL A DATE NO LATER THAN MARCH 6, 2026, OR EARLIER TERMINATION.

To Our Clients:

We are sending this letter to you because we hold Rare Element Resources Ltd. (the “Company”) common shares, without par value (the “Common Shares”) for you. The Company has commenced a rights offering of up to an aggregate of 129,033,678 Common Shares of the Company (the “Shares”) at a subscription price of US$0.24 per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of Common Shares as of January 30, 2026 (the “Record Holders”). The Rights are described in the Company’s prospectus supplement, dated February 6, 2026 (as the same may be amended, the “Prospectus Supplement”), and evidenced by a subscription rights certificate registered in your name or in the name of your nominee. The Prospectus Supplement does not constitute a “prospectus” for the purposes and within the meaning of Canadian securities laws.

The Company has distributed twenty-five hundredths (or 0.25) of a Right for each Common Share outstanding on January 30, 2026. Each whole Right entitles the Record Holder to purchase one Share at the Subscription Price (the “Basic Subscription Privilege”). Record Holders who exercise their Basic Subscription Privilege in full may also purchase additional Shares that remain unsubscribed for at 5:00 p.m., Eastern Time, on the Expiration Date (as defined below) at the same Subscription Price, subject to certain limitations (the “Oversubscription Privilege”). Each Record Holder that exercises its Basic Subscription Privilege in full may subscribe for a number of additional Shares equal to the lesser of (1) the number of Shares subscribed for by the Record Holder under the Oversubscription Privilege and (2) the number calculated in accordance with the following formula: x(y/z), where x = the aggregate number of Shares available through unexercised Rights after giving effect to the Basic Subscription Privilege; y = the number of Rights exercised by the Record Holder under the Basic Subscription Privilege; and z = the aggregate number of Rights exercised under the Basic Subscription Privilege by Record Holders of the Rights that have subscribed for Shares under the Oversubscription Privilege. There is no minimum number of Shares any Record Holder must purchase. To the extent that the number of Rights that are distributed to you on January 30, 2026, the record date, is not a whole number, the Shares issuable upon exercise of the Basic Subscription or Oversubscription Privilege will be rounded down to the nearest whole share for purposes of determining the number of Shares for which you may subscribe.

Each Rights holder will be required to submit payment in full for all the Shares it wishes to buy with its Basic Subscription Privilege and its Oversubscription Privilege. If you wish to exercise your Oversubscription Privilege, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Privilege). If an insufficient number of Shares is available to fully satisfy all Oversubscription Privilege requests, the available Shares will be distributed proportionately among Rights holders who properly exercise their Oversubscription Privilege based on the number of Shares each such holder subscribed for under the Basic Subscription Privilege. To the extent you properly exercise your Oversubscription Privilege for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by Computershare Investor Services Inc. (the “Subscription Agent”) will be returned to you as soon as practicable, without interest or deduction. See “The Rights Offering—Oversubscription Privilege” in the Prospectus Supplement. We are (or our nominee is) the Record Holder of the Common Shares held by us for your account. We can exercise your Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Rights relating to the Common Shares we hold on your behalf, upon the terms and conditions set forth in the Prospectus Supplement.

We have enclosed your copy of the following documents:

1.	A letter to Company shareholders as to the use of Rights certificates;

2.	Prospectus Supplement; and

3.	Beneficial Owner Election Form.

The Rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on March 4, 2026 (the “Expiration Date”), subject to extension until a date no later than March 6, 2026, or earlier termination. Any Rights not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Shares carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus Supplement. However, we urge you to read the Prospectus Supplement and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the rights offering prior to 5:00 p.m., Eastern Time, on the Expiration Date.

If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included herewith.

If you have any questions concerning the rights offering, you may contact the Subscription Agent by telephone toll free at 1-800-564-6253 or by international direct dial at (514) 982-7555 or by email at corporateactions@computershare.com.

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